EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 2/24/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/26/2026	Sell	21,453	6.92
1/27/2026	Sell	24,568	6.98
2/2/2026	Sell	300	6.82
2/6/2026	Sell	36,958	6.89
2/11/2026	Sell	11,033	7.13
2/13/2026	Sell	60,000	7.07
2/17/2026	Sell	107,609	7.15
2/18/2026	Sell	22,423	7.14
2/19/2026	Sell	1,610	7.14
2/20/2026	Sell	46,776	7.14
2/24/2026	Sell	59,498	7.10